Exhibit 10.01

SECOND AMENDED AND RESTATED

TAX ALLOCATION AGREEMENT

THIS AGREEMENT originally entered into as of January 1, 1987 and amended January 1, 1990 and restated as of January 1, 2002, and hereby further amended and restated as of March 11th, 2004, between MBIA Inc., a Connecticut company, (“P”), and MBIA Insurance Corporation, a New York stock insurance company (“Corp”), and all Subsidiaries of P that are signatories to this agreement (“Subsidiaries”).

W I T N E S S E T H:

WHEREAS, P is the common parent and Corp is a member of an affiliated group of corporations (the “Group”) as defined in section 1504(a) of the U.S. Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Group has, since January 1, 1987, filed and intends to continue to file consolidated federal income tax returns under section 1501 of the Code so that the tax liability of the Group is determined under section 1502 of the Code and the Regulations thereunder by consolidating the income, expenses, gains, losses and credits of all of the members of the Group; and

WHEREAS, Corp is and has been a member of the Group at all times since January 1, 1987;

WHEREAS, P and Corp, on behalf of itself and their present and future Subsidiaries, wish to amend and restate this Agreement as it applies to tax years beginning on or after January 1, 2002 so as to set forth their understanding as to certain matters pertaining to their federal income tax liabilities for such periods, in a manner consistent with the requirements of New York State Insurance Department Circular Letter No. 33 (December 20, 1979);

NOW, THEREFORE, P, Corp, and all Subsidiaries agree as follows:

1. Definitions. For purposes of this Agreement:

(i) “Group” means P, Corp and all other corporations, which P is eligible at any time to include in a consolidated federal income tax return with P as the common parent corporation.

(ii) “Consolidated Return Year” means any taxable year or period for which P or any one or more subsidiaries of P owns an amount of Corp’s outstanding stock which meets the requirements of section 1504(a)(1) of the Code.

(iii) “Return Date” means each date upon which the Group shall file its federal income tax return.

(iv) “IRS” means the United States Internal Revenue Service.

(v) “Regulations” mean the regulations issued by the Secretary of the Treasury interpreting the Code.

(vi) “Subsidiary” means any corporation, which would be eligible for inclusion in a consolidated income tax return with P as the common parent and which is a signatory hereto.

(vii) “Credits” shall have the meaning set forth in Section 5(b) below.

2. Consent to File Consolidated Returns. P and Corp hereby consent to the filing of consolidated federal income tax returns by the Group for each Consolidated Return Year and each Subsidiary agrees to furnish all information and to execute all elections and other documents which may be necessary or appropriate to evidence such consent or to enable P to prepare and file such returns.

3. Determination of Stand-Alone Tax Liability. Promptly after the close of each Consolidated Return Year, Corp shall prepare and furnish to P a computation of the separate federal income tax liability (“Separate Return”) of Corp. and each Subsidiary, computed as described below. Such Separate Return shall be prepared as if Corp and each Subsidiary had filed separate tax returns for all Consolidated Return Years, subject to the following modifications:

(1) all tax elections shall be consistent with the elections of the Group for such year;

(2) for any Consolidated Return Year, the Separate Return of Corp and each Subsidiary, shall be computed by applying the rules set forth in section 1.1502-12 of the Regulations, except that capital gains and losses, and gains and losses subject to section 1231 (in each case other than gains and losses from deferred intercompany transactions within the meaning of section 1.1502-13 of the Regulations), net operating loss deductions, and charitable contributions shall be taken into account as if Corp and each Subsidiary, if any, had filed on a separate return basis for each Consolidated Return Year;

(3) the Separate Return of Corp and each Subsidiary will be computed without regard to any carryforwards of Credits for which P has paid Corp or any Subsidiary pursuant to Section 5(b).

4. (a) Tax Payments From Corp to P. For each Consolidated Return Year, Corp shall pay to P an amount equal to the lesser of (x) the federal income tax liability of the Group as reported on the consolidated federal income tax return of the Group for such year or (y) the aggregate amount shown as due on the Separate Returns of Corp and each Subsidiary prepared pursuant to Section 3 above for such year, in either case reduced by the amount of any payment with respect to estimated federal income taxes paid by Corp to P for such year pursuant to Section 4(c) below.

(b) Tax Payments From each Subsidiary to Corp. For each tax year, each Subsidiary shall pay to Corp an amount equal to the federal income taxes shown as due on the Separate Return of such subsidiary prepared pursuant to Section 3 above. Such payments shall be made each year within thirty (30) days following the filing of the consolidated federal income tax return of the Group. P will include a schedule listing all of the members of the Group and further agrees to revise this schedule as changes occur to the members of the Group. All settlements made to MBIA Insurance Corp. of Illinois shall be in cash or securities eligible as investments pursuant to Section 125.1a through 125.14a of the Illinois Insurance Code [215 ILCS 5/125a through 125.14a] for such insurer, at market value.

(c) Payments of Estimated Taxes. For each tax period beginning on or after January 1, 2002, on each date, as determined under section 6655 of the Code (or any successor provision then in effect), for payment of an installment of estimated federal income taxes: (i) Corp shall pay to P an amount equal to the lesser of (x) the installment which P is required to pay to the IRS on such date as an estimated payment of federal income taxes for the Group or (y) the aggregate amount of the installments which Corp and each Subsidiary would have been required to pay to the IRS as estimated payments of federal income taxes on such date if Corp and each Subsidiary were filing a separate federal income tax return for such tax period or portion thereof. For purposes of determining the amount of estimated tax that would be due on a separate return basis, the provisions of Section 3 shall apply. If, for any Consolidated Return Year tax year, (1) the total amount of all installments of estimated taxes which are paid by Corp to P pursuant to this Section 4(c) with respect to such year exceeds (2) the amount which Corp is required to pay to P pursuant to Section 4(a) above with respect to such year, as computed without regard to any reduction for payments of estimated federal income taxes pursuant to this Section 4(c), the amount of such excess shall be paid by P to Corp within forty-five days of receipt of any federal income taxes refunded.

(d) No payment shall be made by Corp to P pursuant to Section 4(a) above for any year in an amount which exceeds the federal income tax liability of the Group as reported on the consolidated federal income tax return of Group for such year unless an escrow account shall have been established in a manner consistent with the requirements of New York State Insurance Department Circular Letter No. 33 (December 20, 1979). To the extent, if any, that the amounts paid by Corp to P in any year with respect to federal income taxes for such year exceed the amounts which P is actually required to pay to the IRS with respect to the federal income tax liability of the Group for such year, such excess will be deposited in the escrow account maintained pursuant to the preceding sentence. Any amount so deposited will be released from such escrow account to P (a) to the extent necessary to fund any amounts payable by P to Corp pursuant to Section 5, or (b) to the extent not previously released pursuant to clause (a) of this sentence, on or after the date which is the third anniversary of the due date for the filing of the federal income tax return of the Group (determined without regard to extensions) for the year with respect to which each amount deposited was paid by Corp to P.

5. Determination of Credits and Refund.

(a) If, for any Consolidated Return Year, (x) the federal income tax liability of the Group shown as due on the consolidated federal income tax return filed with respect to the Group for such year equals or exceeds the aggregate amount shown as due on the Separate Returns of Corp and each Subsidiary prepared pursuant to Section 3 above for such year and (y) the federal income tax liability shown as due on such consolidated return is reduced solely as a result of the use by the Group of any foreign tax credits, general business credits, losses or loss carryovers (collectively “Credits”) which were generated by Corp or any Subsidiary but which did not reduce the separate tax liability reflected on the Separate Return prepared by Corp or such Subsidiary for such year or any prior year, then P shall pay to Corp or the appropriate Subsidiary an amount equal to such reduction in the Group’s federal income tax liability within thirty (30) days of receipt of the refund.

(b) If the Separate Return prepared pursuant to paragraph 3 above for Corp or any Subsidiary for any Consolidated Return Year reflects a Credit which may be carried back to any prior Consolidated Return Year (a “Credit Carryback Year”) the separate federal income tax liability of Corp and each Subsidiary as determined pursuant to Section 3 above, and the amount payable by Corp to P and to each Subsidiary pursuant to Sections 4(a) and (b) above and any amount payable by P to Corp pursuant to Section 5(a) above for the Credit Carryback Year, shall be redetermined by Corp, giving effect to such carryback. P shall pay to Corp (or Corp shall pay to P) the amount by which the net amount payable by Corp to P pursuant to Section 4 and Section 5(a) is reduced (increased) as a result of such redetermination. Corp shall pay to each Subsidiary (or each Subsidiary shall pay to Corp) the amount by which the amount payable by such subsidiary to Corp pursuant to Section 4 is reduced (increased) as a result of such redetermination. Any amount payable pursuant to this Section 5(b) shall be paid within 30 days after the computation of the amount payable, provided that P or Corp may, at its option, defer the payment of such amount until a date not later than 30 days after final determination by the IRS or the courts of the related claim for refund filed by P on behalf of the Group (“Group Refund Claim”) and the receipt of such refund. Corp and each Subsidiary shall authorize P or its representative to pursue such Group Refund Claim with the IRS whether administratively or by court action and shall cooperate by way of furnishing all records, documents and making available personnel as necessary to the pursuit of such Group Refund Claim. In the event that P shall receive a payment of interest from the IRS with respect to a Group Refund Claim, P shall pay such interest to Corp or the appropriate Subsidiary to the extent that such interest is attributable to amounts payable to Corp or such Subsidiary pursuant to this Section 5(b).

(c) Any payment hereunder to a corporation that is an insurer shall be made in cash or securities eligible for investment by that insurer pursuant to the laws of its domiciliary jurisdiction.

6. Disputes With the IRS. In the event of a dispute with the IRS concerning the amount of tax liability of the Group, Corp and each Subsidiary shall authorize P or its representatives to pursue such dispute either administratively or by court action in such manner including, without limitation, through deferral, compromise or settlement as P, in its sole discretion, shall determine and shall cooperate by way of furnishing all records, documents and making available personnel to the pursuit of such controversy. In the event that adjustments are made to the reported income or tax liability of any member of the Group in connection with such controversy, Corp shall prepare a revised computation of Corp’s and each Subsidiary’s separate federal income tax liability, computed in accordance with Section 3 above and of all amounts payable by P to Corp or Corp to P pursuant to Section 4(a) or Section 5 above or by any Subsidiary to Corp or Corp to any Subsidiary pursuant to Section 4(b) or Section 5 above based on the law and facts as determined pursuant to such adjustment. Corp shall pay to P (or P shall pay to Corp) the amount by which the net amount payable by Corp to P pursuant to Section 4 and Section 5 is increased (reduced) as a result of such revised computation. Each Subsidiary shall pay to Corp (or Corp shall pay to each Subsidiary) the amount by which the amount payable by such Subsidiary to Corp pursuant to Section 4 and Section 5 is increased (reduced) as a result of such redetermination. Any amount payable by any Subsidiary to Corp or by Corp to P pursuant to this Section 6 shall be increased by the amount of any interest thereon which is payable by P to the IRS. In the event that P shall receive a payment of interest from the IRS with respect to any adjustment, P shall pay such interest to Corp or the appropriate Subsidiary to the extent that such interest is attributable to amounts payable to Corp or such Subsidiary pursuant to this Section 6. In the event that further litigation occurs after payment of such additional tax liability and the resolution thereof results in any additional tax liability or refund of amounts previously paid, appropriate adjustment shall be made between P and Corp (or Corp and the appropriate Subsidiary).

7. Adjustments After Deconsolidation. If Corp (or any Subsidiary) shall cease to be a member of the Group and thereafter shall earn a tax attribute which is carried back to a taxable year subject to the provisions of this Agreement, it shall furnish to P any and all data relating to the tax attribute and necessary for the preparation by P of a Group Refund Claim. P shall prepare such Group Refund Claim and shall take appropriate action to file such Group Refund Claim with the IRS either administratively or by court action and shall cooperate by way of furnishing all records, documents and making available personnel necessary to the pursuit of such Group Refund Claim. Upon the receipt by P of any refund relating to such Group Refund Claim, P shall pay to Corp (or the appropriate Subsidiary) the lesser of (a) the reduction of the Group tax liability as a result of the tax attribute originating with Corp (or the Subsidiary) or (b) the amount of refund (or the Subsidiary) would have received if it had filed separate tax returns for all Consolidated Return Years (based upon the law and facts as finally determined in connection with such Group Refund Claim).

8. Payment of Group Tax. All payments of actual or estimated federal income taxes owed by the Group shall be paid to the IRS by P, and P shall be entitled to receive any refunds of federal income taxes owed to the Group. P shall hold Corp and each Subsidiary, if any, harmless from any claims by the IRS in connection with the Group’s federal income tax liability for any Consolidated Return Year.

9. Earnings and Profits. For purposes of determining the earnings and profits of each member, the Group shall elect to allocate the tax liability of the Group among the members of the Group in accordance with the method prescribed in section 1552(a) (2) of the Code and section 1.1552-1(a)(2) of the Regulations.

10. Interest. In connection with any amounts due and payable under this Agreement, interest shall be calculated based upon the same principles and rates applied by the IRS to the Group tax liability or Group Refund.

11. Priority of Agreement. As between the parties, the provisions of this Agreement shall fix the liability of each of the other as to the matters provided for herein even if payments made pursuant hereto are treated as capital contributions or distributions for federal income tax purposes.

12. Duration. This Agreement as amended shall be effective 30 days after notice of such amendments has been provided to the New York Insurance Department pursuant to Circular Letter No. 33 (December 20, 1979) and shall apply to and remain in effect for all payments of federal income tax or estimated federal income tax payable after such date for each Consolidated Return Year beginning on or after January 1, 2002. The determination of each party’s tax liability for Consolidated Return Years ending before January 1, 2002 shall be made under this Agreement as it existed before the amendments made as of January 1, 2002. Notwithstanding the first sentence of this Section 12, this Agreement shall be terminated (i) if the parties agree in writing to such termination, on the date specified in such written agreement, (ii) if the Group shall fail to file a consolidated federal income tax return for any year, as of the last day of the year preceding the first year for which a consolidated federal income tax return is not filed. Notwithstanding any termination of this Agreement, its provisions will remain in effect with respect to any period of time during the tax year which includes the date of such termination for which the income of Corp is included in the consolidated federal income tax return filed by the Group, and P and Corp, as the case may be, shall remain entitled to receive and obligated to pay any amounts subsequently determined to be owing hereunder with respect to all years preceding the year of such termination to which this Agreement applies.

13. Expenses. P shall be authorized to retain accountants and attorneys for the purpose of preparing returns or claims provided for herein or for the purpose of pursuing any controversies with the IRS. Each member of the Group shall pay the costs reasonably allocated to it for employing such attorneys and accountants (including associated court costs).

14. Controlling Law. This Agreement is made under the laws of the State of New York.

15. Resolution of Disputes. Any disputes among the parties concerning the calculation of amounts, allocation or attribution of costs or of any tax or Credit or similar accounting matters shall be resolved by a nationally recognized public accounting firm selected by P and Corp, whose fees and expenses shall be shared equally by P and Corp.

16. Cooperation and Exchange of Information. Notwithstanding any termination of this Agreement pursuant to Section 12 above, each party shall retain, and shall agree to make available to the other during regular business hours, all material relevant to the determination of the federal income tax liability of the Group, P and Corp for all tax periods to which this Agreement applies, including but not limited to, returns, supporting schedules, workpapers and relevant correspondence. Neither P, nor Corp, nor any Subsidiary shall destroy or otherwise dispose of any such documents or information in its possession without giving the other at least 30 days notice and a reasonable opportunity to obtain copies of such documents or information.

17. Binding Effect. This Agreement shall be binding upon, enforceable by and against and inure to the benefit of the parties hereto and the respective successors and assigns of the parties hereto; but no assignment shall relieve any party’s obligations hereunder without written consent of the other parties.

MBIA INC.		MBIA INSURANCE CORPORATION

By:	/s/ Richard L. Weill	By:	/s/ Richard L. Weill
	Title: Richard L. Weill, Secretary		Title: Richard L. Weill, Secretary

MBIA INSURANCE CORP. OF ILLINOIS		CAPITAL MARKETS ASSURANCE CORPORATION

By:	/s/ Richard L. Weill	By:	/s/ Richard L. Weill
	Title: Richard L. Weill, President		Title: Richard L. Weill, Secretary

MBIA MUNISERVICES COMPANY		MBIA INVESTMENT MANAGEMENT CORPORATION

By:	/s/ Ram D. Wertheim	By:	/s/ Leonard I. Chubinsky
	Title: Ram D. Wertheim, Managing Director		Title: Leonard I. Chubinsky, Secretary

MBIA CAPITAL MANAGEMENT CORP.		MBIA MUNICIPAL INVESTORS SERVICE CORP.

By:	/s/ Leonard I. Chubinsky	By:	/s/ Leonard I. Chubinsky
	Title: Leonard I. Chubinsky, Secretary		Title: Leonard I. Chubinsky

MUNICIPAL ISSUERS SERVICE CORPORATION		MBIA CAPITAL CORP.

By:	/s/ Barbara B. Edelmann	By:	/s/ Pauline M. Cullen
	Title: Barbara B. Edelmann, V. Pres.		Title: Pauline M. Cullen, Secretary

TRIPLE-A ONE FUNDING CORPORATION		MUNICIPAL TAX COLLECTION BUREAU, INC.

By:	/s/ Leonard I. Chubinsky	By:	/s/ Richard L. Weill
	Title: Leonard I. Chubinsky, Secretary		Title: Richard L. Weill, Asst. Secretary

CAPMAC HOLDINGS INC.		CAPMAC FINANCIAL SERVICES, INC.

By:	/s/ Ram D. Wertheim	By:	/s/ Ram D. Wertheim
	Title: Ram D. Wertheim, Secretary		Title: Ram D. Wertheim, Secretary

CAPMAC INVESTMENT MANAGEMENT, INC.		MBIA SERVICES COMPANY

By:	/s/ Leonard I. Chubinsky	By:	/s/ Ram D. Wertheim
	Title: Leonard I. Chubinsky, V. Pres.		Title: Ram D. Wertheim, Secretary

ALLEN W. CHARKOW, INC.		JOHN T. AUSTIN, INC.

By:	/s/ Ram D. Wertheim	By:	/s/ Ram D. Wertheim
	Title: Ram D. Wertheim, Managing Director		Title: Ram D. Wertheim, Managing Director

REALTY ASSET PROPERTIES GP, INC.		CAPITAL ASSET HOLDINGS GP, INC.

By:	/s/ Ram D. Wertheim	By:	/s/ Ram D. Wertheim
	Title: Ram D. Wertheim, Secretary		Title: Ram D. Wertheim, Secretary

CAPITAL ASSET RESEARCH FUNDING 1998–A, INC.		CAPITAL ASSET RESEARCH FUNDING 1997–A, INC.

By:	/s/ Ram D. Wertheim	By:	/s/ Ram D. Wertheim
	Title: Ram D. Wertheim, Secretary		Title: Ram D. Wertheim, Secretary

COLORADO INVESTOR SERVICES CORPORATION

By:	/s/ Leonard I. Chubinsky
Title: Leonard I. Chubinsky, Secretary